                                                                   EXHIBIT 99.2


HEADLINE: Transcrypt International Announces E.F. Johnson Company Restructuring Plan

DATELINE: LINCOLN, Neb., Aug. 6

BODY:

         Transcrypt International, Inc., (Nasdaq: TRII) today announced a restructuring plan involving its new subsidiary, E.F. Johnson Company (EFJ) which it acquired on July 31, 1997, which has recently incurred operating losses and cash flow difficulties. EFJ develops and manufactures wireless communications products and systems for the land mobile radio (LMR) market.

         Jeff Fuller, President and CEO said that the restructuring program will be implemented immediately and will include: a 25% reduction of EFJ workforce, the phase-out of low margin products and services, the consolidation of corporate headquarters, the elimination of duplicative sales, marketing and personnel expenses and the implementation of cash management policies and expense controls consistent with Transcrypt standards. Mr. Fuller stated, "Transcrypt is focused on restructuring EFJ for current and future levels of business, and we are confident that our plan will yield immediate results."

         The Company announced that approximately 25% of the 550 EFJ employees in Burnsville and Waseca, Minnesota have received notices that their jobs are being eliminated. These terminations were made effective today and included severance payments under the EFJ Severance Policy Program.

         Scott Bocklund, Senior Vice President of Finance and CFO, stated "Transcrypt has invested $6 million into EFJ to fund severance programs, cancellation payments for duplicative expenses and to reduce accounts payable. These programs will allow EFJ to resume shipping on a timely schedule and reduce operating losses."

         EFJ's corporate offices will be consolidated at Transcrypt's Lincoln, Nebraska headquarters. The company will continue to have a sales office in Minnesota along with a product manufacturing and engineering facility in Waseca. During the next few months personnel moves will be made between all locations to improve efficiencies and focus on target markets. In closing Mr. Fuller stated, "I am pleased with the quick progress we have made and the positive customer response to our acquisition of EFJ."

         Transcrypt International, Inc., is a leading provider of information security and wireless communication products. Transcrypt's information security products prevent the unauthorized interception of sensitive voice and data communications and its new EF Johnson subsidiary is the third largest manufacturer of land mobile radios in the U.S. EFJ and Transcrypt have over 800 dealers and distributors in 108 countries world wide. Transcrypt International is headquartered in Lincoln, Nebraska.

         Statements made in this press release may constitute forward-looking statements and, as such, may involve risks and uncertainties. These forward-looking statements relate to among other things, forecasts and projections regarding the anticipated benefits of the restructuring and the future performance of the Company and the EFJ subsidiary, expectations of the business environment in which the Company operates, perceived opportunities in the market and statements regarding the Company's mission and vision. The Company's actual results, performance and achievements may differ materially from the results, performance and achievements expressed or implied in such forward-looking statements. Some of the risks and uncertainties that might cause such a difference include the timing of the full implementation of the Company's restructuring program, the effects of the restructuring program on the Company's customers, vendors and employees, and the risks and uncertainties discussed in the company's reports filed with the Securities and Exchange Commission, including its Prospectus dated January 22, 1997 and its 1996 Annual Report on Form 10-K.

CONTACT: John T. Conner, Chairman of the Board, or Jeffery L. Fuller, President & CEO, of Transcrypt International, 402-474-4800